Testing the Waters Materials Related to Series #VERSTAPP1

From the Rally App:

#VERSTAPP1

'20 TOPPS MAX VERSTAPPEN SIGNED TRIPLE PATCH CARD

THIS INITIAL OFFERING IS COMING SOON!

9.5
10

CURRENT VALUE: $32,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS

GALLERY

LEGAL

#VERSTAPP1 | $32K

COMPARABLE ASSET VALUE

ASSET VALUE	TRANSACTIONS
+229.6%	2

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Topps Dynasty Formula 1 Triple Patch Auto #TRAIMV Max Verstappen (PSA 10)	7/18/2021	$9,101.00	eBay
Topps Dynasty Formula 1 Triple Patch Auto #TRAIMV Max Verstappen (BGS 9.5)	2/6/2022	$30,000.00	Goldin

MAX VERSTAPPEN

#VERSTAPP1 | *Visuals*

When Verstappen was signed to his first F1 contract by Toro Rosso in 2014, he was just 16 — not yet old enough for a driver's license in his home country of Belgium.

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COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES 2020 TOPPS MAX VERSTAPPEN CARD

Investment Overview

•Upon completion of the Series #VERSTAPP1 Offering, Series #VERSTAPP1 will purchase a 2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5 for Series #VERSTAPP1 (The “Series 2020 Topps Max Verstappen Card” or the “Underlying Asset” with respect to Series #VERSTAPP1, as applicable), the specifications of which are set forth below.

•The Topps Company, Inc. was founded as Topps Chewing Gum, Inc. in Brooklyn in 1938 by the four sons of Morris Shorin, Abram, Ira, Joseph, and Phillip. Topps began first printing cards in 1949 and issuing them as ‘freebies’ inside packs of gum.

•Max Verstappen is a Belgian-Dutch Formula 1 driver who began his F1 career at age 17 in 2015 and has since won 20 races including the 2021 Formula 1 World Championship.

•The Underlying Asset is a 2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5.

Asset Description

Overview & Authentication

•Max Verstappen was born on September 30, 1997, in Hasselt, Belgium.

•In August 2014, Verstappen was signed by the Toro Rosso racing team. At the time he was just 16, and unable to legally drive in Belgium.

•In March 2015, Verstappen made his F1 debut at the Australian Grand Prix, retiring after 32 laps due to engine troubles. At just 17, Verstappen became the youngest F1 driver in history.

•During the Spanish Grand Prix in May 2016, Verstappen became the youngest F1 driver in history to win an F1 race.

•In his first race since being promoted to the senior Red Bull team, Verstappen became the youngest F1 winner in history at the Spanish Grand Prix in May 2016 at age 18. Verstappen also became the first Dutch driver to win an F1 race.

•After a difficult start to the 2018 season, including a “high profile collision” with Daniel Ricciardo, he recovered by winning the Austrian Grand Prix in July.

•Going into the 2021 season, rule changes “designed to cut rear downforce” were observed to be advantageous for Red Bull and Verstappen, who appeared to emerge as a challenger to Lewis Hamilton, the 7-time champion.

•In December 2021, Verstappen won his first F1 Championship at the Abu Dhabi Grand Prix, beating Lewis Hamilton in a controversial victory.

•According to Front Office Sports, the Netflix docuseries F1 “Drive to Survive” is “credited with a huge increase in F1’s popularity, especially in the U.S. The 2021 season averaged 931,000 viewers through its first 14 races – up 53% from 2020 and 40% from a comparable period in 2019.”

•The Underlying Asset has been issued a grade of GEM MINT 9.5 by Beckett Grading Services (BGS) with Certification No. 0013733822.

Notable Features

•The Underlying Asset is a 2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5.

•The Underlying Asset’s BGS Condition Report consists of the following grades: Centering: 10, Corners: 9, Edges: 9.5, Surface: 9.5.

•The Underlying Asset is 1 of 1 2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card examples graded BGS 9.5 with 0 graded higher.

•The Underlying Asset comes from a print-run of 10.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from BGS.

Details

Series 2020 Topps Max Verstappen Card
Sport	Formula 1
Professional League	Formula 1
Player	Max Verstappen
Team	Aston Martin Red Bull
Year / Season	2020
Memorabilia Type	Trading Card
Manufacturer	Topps
Rarity	1 of 1 (BGS 9.5)
Number in Set	#TRAIMV
Authentication	Beckett Grading Services (BGS)
Grade	9.5
Grade (Centering)	10
Grade (Corners)	9
Grade (Edges)	9.5
Grade (Surface)	9.5
Grade (Autograph)	10
Certification No.	0013733822

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2020 Topps Max Verstappen Card going forward.